EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

IBC Announces Annual Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 22, 2007—International Bancshares Corporation (NASDAQ:IBOC) today reported annual net income for 2006 of $117.0 million or $1.85 per share - basic ($1.83 per share - diluted) compared to $140.8 million or $2.21 per share - basic ($2.18 per share - diluted), which represents a 16.9% decrease in net income and a 16.1% decrease in diluted earnings per share over the corresponding period in 2005.

Net income for the fourth quarter of 2006 was $31.8 million, or $.50 per share — basic ($.50 per share diluted) compared to $34.3 million, or $.54 per share — basic ($.53 per share diluted), which represents a 7.3% decrease in net income and a 5.7% decrease in diluted earnings per share over the corresponding period in 2005.

Net income decreased for the year ended December 31, 2006 as compared to the year ended December 31, 2005 due in part, to a $8.9 million, net of tax, charge to operations as a result of the loss of a tax lawsuit with the Internal Revenue Service that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements in the Company’s 2005 annual report on Form 10K.  Because of the trial court judgment issued on March 31, 2006, the uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and the other tax case that is pending, the Company took the $8.9 million charge, net of tax.  Additionally, net income for the year ended December 31, 2006 was negatively impacted due to the inverted yield curve and increasing competition for deposits.  As a result of the inverted yield curve, the Company’s interest revenue coming from its securities portfolio has been negatively affected.  Because the Company faces the challenges of an inverted yield, the Company has placed greater emphasis on growing its loan portfolio and potentially improving the volume of interest income derived from loans.  However, the greater emphasis on increasing loan balances comes with more risk and takes time to produce quality loans and does not guarantee the Company will achieve its goal.

Net income in 2005 was positively impacted by $5.6 million, net of tax, of distributions received in the first and second quarter of 2005 from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley.  Members of the PULSE EFT Association received these distributions based in part upon their volume of transactions through the PULSE network.  Net income for 2006 and 2005 was negatively affected by the aggressive de novo branching activity by the Company.  The Company has added 64 new branches in 2005 and 2006.  The Company believes that the de novo branching will help in attracting new low cost deposits, increase non-interest income and also help with the retention of current customers as more out of market banks expand their branching activities in Texas.  The Company realizes that there is a certain amount of time before each branch becomes profitable and as a result, the de novo branching has negatively impacted earnings in the short term.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended
	December 31,
	2006	2005
	(Dollars in thousands, except per share data)
	Unaudited

Interest income	$609,073	$508,705
Interest expense	(319,588)	(206,830)
Net interest income	289,485	301,875
Provision for possible loan losses	(3,849)	(960)
Non-interest income	176,971	167,222
Non-interest expense	(288,677)	(255,988)

Income before income taxes	173,930	212,149
Minority interest in consolidated subsidiaries	(40)	-
Income taxes	(56,889)	(71,370)

Net income	$117,001	$140,779

Net income per common share
Basic	$1.85	$2.21
Diluted	$1.83	$2.18

“I’m pleased with the Company’s earnings for 2006 despite the charge related to the tax lawsuits, the very difficult environment associated with an inverted yield curve and the increasing competition for deposits and loans.  The Company has continued to grow its operations and enhance long term shareholder value through an aggressive de novo branch expansion resulting in a decrease in the Company’s earnings compared to prior years because of the costs associated with the expansion; however, the Company believes it is necessary to expand its footprint to better serve its current and future customers as well as expand its market share,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2006 were $10.9 billion compared to $10.4 billion at December 31, 2005.  Total net loans were $5.0 billion at December 31, 2006 compared to $4.5 billion at December 31, 2005. Deposits were $7.0 billion at December 31, 2006 compared to $6.7 billion at December 31, 2005.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 230 facilities and over 360 ATMs serving more than 85 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.